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Exhibit 99

ALLIANT TECHSYSTEMS INC. DIRECTORS AND EXECUTIVE OFFICERS
August 15, 2000

Name (Age)	Position
Paul David Miller (58)	Director, Chairman of the Board, President and Chief Executive Officer
Frances D. Cook (54)	Director
Gilbert F. Decker (63)	Director
Thomas L. Gossage (66)	Director
Jonathan G. Guss (41)	Director
David E. Jeremiah (66)	Director
Gaynor N. Kelley (69)	Director
Joseph F. Mazzella (47)	Director
Scott S. Meyers (46)	Director, Executive Vice President and Chief Financial Officer
Robert W. RisCassi (64)	Director
Michael T. Smith (56)	Director
Geoffrey B. Courtright (52)	Vice President—Information Technology and Chief Information Officer
Robert E. Gustafson (51)	Vice President—Compensation, Benefits and Talent Management
Richard N. Jowett (55)	Vice President and Treasurer
William R. Martin (59)	Vice President—Washington, D.C. Operations
Mark L. Mele (43)	Vice President—Investor Relations and Strategic Planning
Paula J. Patineau (46)	Senior Financial Officer and Vice President—Human Resources
Paul A. Ross (63)	Senior Group Vice President—Aerospace
Don L. Sticinski (48)	Group Vice President—Defense Systems
Nicholas G. Vlahakis (52)	Group Vice President—Conventional Munitions
Daryl L. Zimmer (57)	Vice President, General Counsel and Secretary

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ALLIANT TECHSYSTEMS INC. DIRECTORS AND EXECUTIVE OFFICERS August 15, 2000